For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)	Chris Daly
Chief Financial Officer	Daly Gray, Inc. (Media)
(561) 227-1386	(703) 435-6293

Chatham Lodging Trust Announces Record Second Quarter Results, Raises Guidance

RevPAR Jumps 9.6 Percent, Margins Rise 350 Basis Points to Industry-Leading 43.6 Percent,
Adjusted EBITDA Climbs 58 Percent, Adjusted FFO Rises 71 Percent

PALM BEACH, Fla., August 5, 2014-Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) that owns wholly or through its joint ventures 77 premium-branded, upscale, extended-stay and select-service hotels, today announced results for the quarter ended June 30, 2014. In addition, the company increased its guidance for the remainder of 2014 to reflect recent acquisitions and strong business fundamentals.
Second Quarter 2014 Highlights

•	Portfolio RevPAR - Increased hotel RevPAR 9.6 percent to $133 for Chatham’s 29 wholly owned hotels.

•	Comparable Hotel RevPAR - Grew hotel RevPAR 8.0 percent, excluding the Residence Inn Washington, D.C. hotel, which was without a brand for the entire 2013 first quarter.

•	Adjusted EBITDA - Rose 58 percent to $21.7 million.

•	Adjusted FFO - Advanced 71 percent to $15.0 million. Adjusted FFO per diluted share rose 17 percent to $0.56 from $0.48, exceeding consensus estimates.

•	Operating Margins - Expanded hotel EBITDA margins 350 basis points to an industry-leading 43.6 percent. Gross Operating Profit margins improved 280 basis points to 49.6 percent.

•	Monthly Dividend - Boosted the dividend by 14 percent in April to $0.08 per share, $0.96 per share on an annualized basis.

Consolidated Financial Results

The following is a summary of the consolidated financial results for the three and six months ended June 30, 2014. RevPAR, ADR and occupancy for 2014 and 2013 are based on hotels owned as of June 30, 2014 ($ in millions, except per share data, RevPAR, ADR, occupancy and margins):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
RevPAR	$133	$122	$123	$113
ADR	$154	$145	$150	$143
Occupancy	86.8%	83.7%	82.3%	79.2%
Adjusted EBITDA	$21.7	$13.7	$34.9	$23.1
GOP Margin	49.6%	46.8%	46.3%	44.6%
Hotel EBITDA Margin	43.6%	40.1%	39.7%	37.4%
Net income	$64.9	$2.2	$63.2	$0.6
AFFO	$15.0	$8.8	$22.4	$13.3
AFFO per diluted share	$0.56	$0.48	$0.84	$0.74
Dividends per share	$0.24	$0.21	$0.45	$0.42

Industry-Leading Top-Line Growth and Hotel EBITDA Margins Drive Results

“2014 is shaping up to be a terrific year for Chatham as we followed up a great first quarter with a phenomenal second quarter which produced industry-leading RevPAR growth of 9.6 percent, further driving expansion of our already industry leading margins by 350 basis points to 43.6 percent,” emphasized Jeffrey H. Fisher, Chatham’s president and chief executive officer. “Continuing a pattern from the first quarter, 13 of our 29 hotels, or 45 percent of our portfolio, produced double-digit RevPAR gains, reinforcing our acquisition strategy of focusing on specific markets where economic growth is strong. Anaheim, Boston, Dallas, Houston, Nashville, San Antonio and Silicon Valley were our strongest markets in the 2014 second quarter. Almost 90 percent of our portfolio is in higher growth west coast, northeast and Texas markets, allowing us to outperform our RevPAR guidance of 7-8 percent.

“Corporate demand continues to strengthen in our markets, whether it is the individual or group traveler, and since our hotel portfolio is predominantly reliant on corporate business, we continue to see strong occupancy growth in our hotels and in our markets. In fact, 40 percent of our RevPAR growth was attributable to occupancy gains as we saw occupancy rise to an exceptional 87 percent in the 2014 second quarter,” Fisher commented. “This bodes well for our portfolio as the cycle matures and a greater proportion of RevPAR growth is expected to be attributable to rate increases, which Chatham has a long track record of aggressively driving to the bottom line given our industry leading margins. Our portfolio is in great physical shape, and we are well-positioned to benefit greatly as these metrics improve further. We continue to see on-going RevPAR growth above historical averages in our markets and remain very bullish with respect to the prospects for meaningful top-line growth in 2014 and 2015.

“Our best-in-class platform pairs a great ownership team at Chatham with Island Hospitality, the best operator in this class in generating unparalleled margins. Through both strategic acquisitions and aggressive management, this relationship continues to deliver the industry’s best margins, with second quarter hotel EBITDA margins surging 350 basis points to 43.6 percent growth, up almost 1,300 basis points since our 2010 IPO,” Fisher highlighted. “Our business strategy is intensely focused on driving hotel profits and ultimately distributable cash flow. We have achieved exceptional results on this front since our IPO. Adjusted EBITDA has grown at an average annual growth rate of 21 percent, and adjusted FFO per share has grown at an average annual rate of 30 percent, based on the midpoint of our 2014 guidance.”

Innkeepers Joint Venture & Silicon Valley Acquisitions

The Innkeepers joint venture produced 2014 second quarter RevPAR growth of 8.5 percent to $115 on a 6.6 percent increase in average daily rate to $138 and a 1.8 percent increase in occupancy to 83 percent.

In June, a joint venture comprised of Cerberus Capital Management LP and Chatham completed the previously announced sale of a 51-hotel, 6,848-room portfolio in two separate transactions to Chatham and Northstar Realty Finance Corp (NYSE: NRF), a publicly traded, diversified commercial real estate investment company that is organized as a REIT. The combined total price was $1.3 billion before capital expenditure reserves credited to the buyers of $39.7 million. Based on the net price, Chatham experienced a non-GAAP economic gain of over $80 million or more than $3 per share. Chatham’s gain is expected to be primarily rolled over tax-free between the basis of Chatham’s investments in the joint venture and the four Silicon Valley hotels Chatham acquired as part of the transactions.

“The Cerberus/Chatham joint venture was a great partnership and proved to be a highly successful investment, turning our initial $37 million investment into distributions of approximately $117 million and profits of approximately $80 million or almost $3 per share in less than three years,” said Dennis Craven, Chatham’s chief financial officer. “We generated an exceptional internal rate of return of over 80 percent and then re-invested most of the gain tax-free into new high growth, accretive investments.”

Chatham acquired four Residence Inns by Marriott in Silicon Valley as part of the sale of the 51-hotel portfolio for a net cash purchase price of $272.7 million, or approximately $363k per room. The four Silicon Valley properties are Residence Inn by Marriott-branded hotels and comprise 751 rooms.

Chatham plans to partially redevelop and expand all four Silicon Valley Residence Inn hotels, increasing the room count by 36 percent to a total of 1,023 rooms. The 272-room expansion will include a new lobby and public spaces in each location with an estimated cost of approximately $59.0 million or $217k per room. On a pro-forma basis, the all-in cash cost for the four hotels is expected to be approximately $331.7 million or $324k per room. It is expected that the Mountain View expansion will begin in the 2014 fourth quarter, and the other three expansions will begin in the 2015 third or fourth quarter. The expansion/upgrade will take approximately 12 months in each location, but given the campus layout of the sites, disruption is expected to be minimal.

The remaining 47 hotels in the 51-hotel portfolio were purchased by a joint venture comprised of NorthStar and Chatham for a gross purchase price of $958.5 million, a net cash purchase price of $933.9 million, or $153k per room. NorthStar acquired Cerberus’ 89.7 percent interest in the joint venture, while Chatham retained its 10.3 percent ownership stake.

“We look forward to a successful partnership with Northstar in this joint venture,” Fisher stated. “We share similar outlooks regarding the health of the hotel industry and performance expectations for the portfolio. Our long-term interests are aligned with a solid capital structure that we believe will provide strong, risk-adjusted returns for our shareholders, and Chatham and Island will continue to explore other joint venture opportunities with Northstar. The hotels are in excellent physical condition with only minimal brand-mandated upgrades required. All the hotels will continue their current brand affiliations under long-term agreements.”

Capital Structure

As of June 30, 2014, the company had net debt of $530.6 million (total debt less cash). Total debt outstanding was $542.5 million at an average interest rate of 4.3 percent, including $98.0 million outstanding on its $175 million senior secured revolving credit facility. Chatham’s leverage ratio was approximately 51 percent at June 30, 2014, based on the ratio of the company’s net debt to hotel investments at cost.

During the first quarter, Chatham instituted a $25 million Dividend Reinvestment Plan and Direct Share Purchase Plan. The plan provides Chatham’s shareholders with a simple and convenient method of reinvesting cash dividends and other distributions, as well as purchasing common shares outright. Also during the first quarter, Chatham implemented a $50 million “At the Market” Equity Offering Plan. During the second quarter, Chatham issued 486,969 shares through the two plans at a weighted average price of $22.53, generating proceeds of $11.0 million.

“In 2011, we leveraged our balance sheet to make the initial Innkeepers investments which consisted of the $37 million Innkeepers joint venture investment with Cerberus and the acquisition of five hotels for almost $200 million,” Craven summarized. “In 2013, we opportunistically accessed the equity markets in smaller sized offerings to match fund six acquisitions and create the capacity that allowed us to make the transformative acquisition of the four Silicon Valley Residence Inn hotels and the new joint venture investment in the Innkeepers portfolio with Northstar. We are willing to use borrowings under our line of credit or property specific debt to fund growth when the opportunity arises. With financing rates at historically low levels, we are comfortable at these leverage levels.”

Hotel Renovations/Upgrades

Two hotels completed their planned, major renovations during the second quarter: the Denver Hilton Garden Inn and the Residence Inn White Plains, N. Y. The renovations cost approximately $6.3 million and completely refreshed the two hotels, bringing them to “like-new” condition. There are no other major renovations planned for the remainder of the year.

Dividend

In April, Chatham’s board of trustees approved a 14 percent dividend increase to an annualized rate of $0.96 per share. Chatham currently pays a monthly dividend of $0.08 per common share, the only public lodging REIT to pay monthly dividends. The annualized dividend of $0.96 per common share represents a dividend yield of 4.6 percent, one of the highest in the hotel industry, based on the company’s common share closing price of $21.09 on August 4, 2014.

“We have increased our dividend every year since our IPO, and we will continue to grow our dividend in tandem with growth in adjusted FFO per share. Our 2014 dividend is well covered at approximately 48 percent of adjusted FFO per share. The increase reflects management’s and the Board of Trustees’ confidence in Chatham and our positive outlook, and we look forward to future dividend growth,” Craven stated.

Outlook and 2014 Guidance

“We expect solid operating fundamentals for the balance of 2014 which is reflected in our higher guidance. We believe there is still plenty of running room in this cycle,” Fisher said. “We expect 2015 to bring further earnings improvement as the significant, external growth attributable to the acquisition of the four, great hotels in the heart of Silicon Valley is included for the full year, further bolstered by the expected completion of the first expansion in Mountain View by the end of 2015.”

The company provides guidance, but does not undertake to update it for any developments in its business. Achievement of the results is subject to the risks disclosed in the company’s filings with the Securities and Exchange Commission. The company’s 2014 guidance updates the 2014 guidance provided on June 17, 2014 for the impact of the Silicon Valley Residence Inn portfolio acquisition and Innkeepers joint venture recapitalization that closed on June 10, 2014, but does not take into account any additional acquisitions, dispositions, debt or equity issuances.

	Q3 2014	2014 Forecast
RevPAR	$137-$138	$123-$125
RevPAR growth	+7-8%	+6.5-7.5%
Total hotel revenue	$57.3-$57.8 M	$187.6-$189.0 M
Net income	$6.6-$7.4 M	$68.7-$70.0 M
Net income per diluted share	$0.24-$0.27	$2.56-$2.61
Adjusted EBITDA	$27.0-$27.8 M	$80.5-$82.0 M
Adjusted funds from operation ("FFO")	$18.4-$19.2 M	$51.1-$52.6 M
Adjusted FFO per diluted share	$0.68-$0.71	$1.91-$1.96
Hotel EBITDA margins	46.0-47.0%	41.5-42.0%
Corporate cash administrative expenses	$1.7 M	$7.2 M
Corporate non-cash administrative expenses	$0.6 M	$2.4 M
Interest expense	$6.4 M	$20.0 M
Non-cash amortization of deferred fees	$0.5 M	$1.8 M
Income taxes	$0.1 M	$0.2 M
Chatham’s share of JV EBITDA	$2.4 M	$9.8 M
Chatham’s share of JV FFO	$1.4 M	$4.8 M
Weighted average shares outstanding	27.0 M	26.8 M

Funds from operations (FFO), Adjusted FFO (AFFO), EBITDA and Adjusted EBITDA are non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission. See the discussion included in this press release for information regarding these non-GAAP financial measures.

Earnings Call

The company will hold its second quarter 2014 conference later today, August 5, 2014, at 10:00 a.m. Eastern Time. Shareholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto Chatham's Web site, www.chathamlodgingtrust.com, or www.streetevents.com, or may participate in the conference call by dialing 1-888-299-7209, reference number 8711670. A recording of the call will be available by telephone until 1 p.m. ET on Tuesday, August 12, 2014, by dialing 1-888-203-1112, reference number 8711670. A replay of the conference call will be posted on Chatham's website.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised REIT that invests in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 77 hotels totaling 10,685 rooms/suites, comprised of 29 hotels it wholly owns with an aggregate of 4,343 rooms/suites in 15 states and the District of Columbia and a minority investment in two joint ventures that own 48 hotels with an aggregate of 6,342 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

Included in this press release are certain “non-GAAP financial measures,” within the meaning of Securities and Exchange Commission (SEC) rules and regulations, that are different from measures calculated and presented in accordance with GAAP (generally accepted accounting principles). The company considers the following non-GAAP financial measures useful to investors as key supplemental measures of its operating performance: (1) FFO, (2) Adjusted FFO, (3) EBITDA, and (4) Adjusted EBITDA. These non-GAAP financial measures could be considered along with, but not as alternatives to, net income or loss, cash flows from operations or any other measures of the company’s operating performance prescribed by GAAP.

FFO As Defined by NAREIT and Adjusted FFO
 The company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, impairment write-downs, items classified by GAAP as extraordinary, the cumulative effect of changes in accounting principles, plus depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. The company believes that the presentation of FFO provides useful information to investors regarding its operating performance because it measures performance without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of real estate assets and certain other items that the company believes are not indicative of the performance of its underlying hotel properties. The company believes that these items are more representative of its asset base and its acquisition and disposition activities than its ongoing operations, and that by excluding the effects of the items, FFO is useful to investors in comparing its operating performance between periods and between REITs that also report FFO in accordance with the NAREIT definition.

The company further adjusts FFO for certain additional items that are not in NAREIT’s definition of FFO, including acquisition transaction costs and other charges, losses on the early extinguishment of debt and adjustments for unconsolidated partnerships and joint ventures. The company believes that Adjusted FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that make similar adjustments to FFO.

EBITDA and Adjusted EBITDA
The company calculates EBITDA as net income or loss excluding interest expense; provision for income taxes, including income taxes applicable to sale of assets; depreciation and amortization; and after adjustments for unconsolidated partnerships and joint ventures. The company believes EBITDA is useful to investors in evaluating its operating performance because it helps investors compare the company’s operating performance between periods and between REITs that report similar measures by removing the impact of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results. In addition, the company uses EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

The company further adjusts EBITDA for certain additional items, including acquisition transaction costs and other charges, losses on the early extinguishment of debt, non-cash share-based compensation and adjustments for unconsolidated partnerships and joint ventures, which it believes are not indicative of the performance of its underlying hotel properties. The company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

Although the company presents FFO, Adjusted FFO, EBITDA and Adjusted EBITDA because it believes they are useful to investors in comparing the company’s operating performance between periods and between REITs, these measures have limitations as analytical tools. Some of these limitations are:

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect the company’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the company’s working capital needs;

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect funds available to make cash distributions;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the company’s debts;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•
Non-cash compensation is and will remain a key element of the company’s overall long-term incentive compensation package, although the company excludes it as an expense when evaluating its operating performance for a particular period using adjusted EBITDA;

•
Adjusted FFO and Adjusted EBITDA do not reflect the impact of certain cash charges (including acquisition transaction costs) that result from matters the company considers not to be indicative of the underlying performance of its hotel properties; and

•	Other companies in the company’s industry may calculate FFO, Adjusted FFO, EBITDA and Adjusted EBITDA differently than the company does, limiting their usefulness as a comparative measure.

The company’s reconciliation of FFO, Adjusted FFO, EBITDA and Adjusted EBITDA to net income attributable to common shareholders, as determined under GAAP, is set forth below.

Forward-Looking Statement Safe Harbor
Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the effect on travel of potential terrorist attacks, that will affect occupancy rates at the company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the company’s indebtedness and its ability to meet covenants in its debt agreements; relationships with property managers; the company’s ability to maintain its properties in a first-class manner, including meeting capital expenditure requirements; the company’s ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; the company’s ability to complete acquisitions and dispositions; and the company’s ability to continue to satisfy complex rules in order for the company to remain a REIT for federal income tax purposes and other risks and uncertainties associated with the company’s business described in the company's filings with the SEC. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of August 5, 2014, and the company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

CHATHAM LODGING TRUST
Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 30, 2014	December 31, 2013
	(unaudited)
Assets:
Investment in hotel properties, net	$970,954	$652,877
Cash and cash equivalents	11,935	4,221
Restricted cash	8,060	4,605
Investment in unconsolidated real estate entities	3,218	774
Hotel receivables (net of allowance for doubtful accounts of $59 and $30, respectively)	3,803	2,455
Deferred costs, net	6,840	7,113
Prepaid expenses and other assets	2,760	1,879
Total assets	$1,007,570	$673,924
Liabilities and Equity:
Debt	$444,535	$222,063
Revolving credit facility	98,000	50,000
Accounts payable and accrued expenses	14,267	12,799
Distributions and losses in excess of investments of unconsolidated real estate entities	—	1,576
Distributions payable	2,260	1,950
Total liabilities	559,062	288,388
Commitments and contingencies
Equity:
Shareholders’ Equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized and unissued at June 30, 2014 and December 31, 2013	—	—
Common shares, $0.01 par value, 500,000,000 shares authorized; 26,295,558 and 26,295,558 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	266	261
Additional paid-in capital	445,427	433,900
Accumulated deficit	351	(50,792)
Total shareholders’ equity	446,044	383,369
Noncontrolling Interests:
Noncontrolling interest in operating partnership	2,464	2,167
Total equity	448,508	385,536
Total liabilities and equity	$1,007,570	$673,924

CHATHAM LODGING TRUST
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue:
Room	$43,978	$28,960	$77,935	$53,195
Food and beverage	585	199	1,213	349
Other	2,021	1,202	3,629	2,213
Cost reimbursements from unconsolidated real estate entities	493	385	1,165	768
Total revenue	47,077	30,746	83,942	56,525
Expenses:
Hotel operating expenses:
Room	8,802	6,065	16,557	11,615
Food and beverage expense	432	182	899	317
Telephone expense	285	216	572	407
Other hotel operating expense	507	378	950	727
General and administrative	3,847	2,680	7,274	5,186
Franchise and marketing fees	3,602	2,243	6,394	4,144
Advertising and promotions	859	651	1,689	1,308
Utilities	1,482	1,117	3,102	2,183
Repairs and maintenance	2,057	1,556	4,056	3,001
Management fees	1,396	887	2,490	1,631
Insurance	217	176	433	348
Total hotel operating expenses	23,486	16,151	44,416	30,867
Depreciation and amortization	7,365	4,026	13,680	7,778
Property taxes and insurance	2,809	2,045	5,458	4,032
General and administrative	2,639	2,064	4,961	4,046
Hotel property acquisition costs and other charges	5,559	1,059	7,041	1,236
Reimbursed costs from unconsolidated real estate entities	493	385	1,165	768
Total operating expenses	42,351	25,730	76,721	48,727
Operating income	4,726	5,016	7,221	7,798
Interest and other income	12	111	26	115
Interest expense, including amortization of deferred fees	(4,362)	(2,817)	(8,100)	(5,658)
Loss on early extinguishment of debt	—	—	(184)	(933)
Loss from unconsolidated real estate entities	(1,576)	(89)	(1,892)	(720)
Net gain from remeasurement and sale of investment in unconsolidated real estate entities	66,174	—	66,174	—
Income before income tax expense	64,974	2,221	63,245	602
Income tax expense	(38)	(45)	(41)	(45)
Net income	$64,936	$2,176	$63,204	$557
Net income attributable to noncontrolling interests	(108)	—	(108)	—
Net income attributable to common shareholders	$64,828	$2,176	$63,096	$557
Income per Common Share - Basic:
Net income attributable to common shareholders	$2.45	$0.12	$2.39	$0.02
Income per Common Share - Diluted:
Net income attributable to common shareholders	$2.42	$0.11	$2.37	$0.02
Weighted average number of common shares outstanding:
Basic	26,437,878	18,147,108	26,355,237	17,682,199
Diluted	26,734,919	18,383,626	26,637,261	17,897,255
Distributions per common share:	$0.24	$0.21	$0.45	$0.42

CHATHAM LODGING TRUST
FFO and EBITDA
(In thousands, except share and per share data)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Funds From Operations (“FFO”):
Net income	$64,936	$2,176	$63,204	$557
Noncontrolling interests	(108)	—	(108)	—
Gain on the sale of assets due to remeasurement	(66,174)	—	(66,174)	—
Loss on the sale of assets within the unconsolidated real estate entity	—	259	1	273
Depreciation	7,335	4,003	13,623	7,739
Adjustments for unconsolidated real estate entity items	1,229	1,285	2,435	2,526
FFO	7,218	7,723	12,981	11,095
Hotel property acquisition costs and other charges	5,559	1,059	7,041	1,236
Loss on early extinguishment of debt	—	—	184	933
Adjustments for unconsolidated real estate entity items	2,218	5	2,220	8
Adjusted FFO	$14,995	$8,787	$22,426	$13,272
Weighted average number of common shares
Basic	26,437,878	18,147,108	26,355,237	17,682,199
Diluted	26,734,919	18,383,626	26,637,261	17,897,255

	For the three months ended		For the six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”):
Net income	$64,936	$2,176	$63,204	$557
Interest expense	4,362	2,817	8,100	5,658
Income tax expense	38	45	41	45
Depreciation and amortization	7,365	4,026	13,680	7,778
Adjustments for unconsolidated real estate entity items	2,765	2,768	5,389	5,563
Noncontrolling interests	(108)	—	(108)	—
EBITDA	79,358	11,832	90,306	19,601
Hotel property acquisition costs and other charges	5,559	1,059	7,041	1,236
Loss on early extinguishment of debt	—	—	184	933
Adjustments for unconsolidated real estate entity items	2,296	5	2,298	8
Gain on the sale of assets due to remeasurement	(66,174)	—	(66,174)	—
Loss on the sale of assets within the unconsolidated real estate entity	—	259	1	273
Share based compensation	628	531	1,213	1,080
Adjusted EBITDA	$21,667	$13,686	$34,869	$23,131